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                                                                   EXHIBIT 10.11

                             TENNECO AUTOMOTIVE INC.
                           KEY EXECUTIVE PENSION PLAN

                                     PURPOSE

         The Tenneco Automotive Inc. Key Executive Pension Plan (the "Plan") is maintained by Tenneco Inc., a Delaware corporation to be renamed Tenneco Automotive Inc. (the "Company"), as an unfunded plan for the purpose of providing retirement benefits with respect to certain employees. The benefits provided under the Plan are only available to a "select group of management or highly compensated employees" as determined by the Compensation/Nominating/Governance Committee of the Board of Directors of the Company (the "Committee"), and the Plan is intended to satisfy the exemption requirements of the Employee Retirement Income Security Act of 1974, as amended, for a plan limited to such a group.

                                    THE PLAN

1.       Effective Date

         The Plan as set forth herein is effective immediately following completion of the spin-off of Tenneco Packaging Inc. (to be renamed Pactiv Corporation) to the Company's stockholders on November 4, 1999 (the "Effective Date").

2.       Eligibility

         The employees indicated in Appendix A, attached hereto, shall be eligible to participate in the Plan as of the Effective Date. After the Effective Date, the Committee, in its discretion, shall determine which other employees are eligible to participate in the Plan, provided that such employees also satisfy the eligibility and participation requirements of the Company's qualified defined benefit plan for salaried employees. All employees that are listed in Appendix A or that are selected by the Committee under this Section 2 shall be deemed "Participants" under the Plan.

3.       Commencement & Amount of Benefit

         The retirement benefit payable under this Plan, commencing at age 55 in the form of a single life annuity, shall be an annual benefit in an amount equal to the excess, if any, of (a) over (b), where

         (a) is an amount equal to 4% of Compensation per year of participation in the Company's qualified defined benefit plan for salaried employees, including participation credited under the Tenneco Retirement Plan. In no event shall the amount determined under this paragraph (a) exceed 50% of the Participant's Compensation. "Compensation" shall mean the Participant's final three-year average base salary and bonus.


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         (b) is the total amount (if any) that is payable under the Tenneco
         Retirement Plan (or any successor thereto), the Company's qualified defined benefit plan for salaried employees and the Tenneco Automotive Inc. Supplemental Executive Retirement Plan, including any special supplemental benefit for the individual in question.

4.       Form of Benefit

         Any benefit under this Plan shall be paid in the same form and manner as the benefit payments made to, or with respect to, the Participant under the Company's qualified defined benefit plan for salaried employees. Notwithstanding the preceding sentence, no benefit is payable hereunder prior to 60 days after the Participant has separated from service, unless the Committee so determines. Prior to the commencement of benefits, but in no event later than 24 months after the Participant has separated from service, the Participant or beneficiary may elect, but only with the approval of the Committee, to receive payment of such benefit in the form of a lump sum or annuity, provided that in cases where a Participant has chosen a lump sum and the exact amount of a Participant's benefit cannot be determined by the date elected for payment, a preliminary lump sum shall be paid with respect to amounts that can be clearly ascertained then, with the remainder to be issued in a subsequent lump sum when that amount is exactly determined by the Committee or its delegatee. In addition, with respect to all Plan Participants, if the benefit payable from this Plan (expressed as an age 65 life annuity) would be less than $50 per month, the benefit payable from this Plan automatically shall be paid as a lump sum.

         The actuarial factors set forth in the Company's qualified defined benefit plan for salaried employees shall be used to compute benefits hereunder, provided that, for purposes of any lump sum payment that may be payable under the Plan, the interest rate used shall be the annual rate of interest on 30-year Treasury securities as specified by the Internal Revenue Service (the "IRS") for the second calendar month preceding the first day of the Plan Year during which the annuity starting date occurs, and the applicable mortality table described in Rev. Rul. 95-6, 1995-1 C.B. 80, or in such other formal guidance as may be issued from time to time by the IRS.

5.       Unfunded Plan

         This Plan shall be maintained as an unfunded non-qualified deferred compensation plan. All benefits under this Plan shall be payable from the general assets of the Company. No benefit hereunder shall be paid from the funds of any qualified plan maintained by the Company.

6.       No Assignment

         No benefit under this Plan shall be assignable or alienable or subjected, by attachment or otherwise, to the claims of creditors of any person.

7.       No Guarantee of Employment

         This Plan shall not be construed to give any Participant the right to be retained in the employment of the Company or any of its affiliates.

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8.       Operation and Administration

         This Plan shall be operated under the direction of and administered by the Committee.

         The Committee's decision in all matters involving the interpretation and application of this Plan shall be final and binding. The Committee shall establish a claims procedure which is consistent with the claims procedure employed under the Company's qualified defined benefit plan for salaried employees.

9.       Governing Law

         To the extent not preempted by federal law, this Plan shall be construed, administered and enforced in accordance with the laws of the State of Illinois.

10.      Amendment and Discontinuance

         The Company reserves the right, by action of its chief executive officer, to amend or discontinue the Plan. However, no such amendment or discontinuance shall impair or adversely affect any benefits accrued under this Plan as of the date of such action.





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                  IN WITNESS WHEREOF, the Tenneco Automotive Inc. Key Executive
Pension Plan is adopted as of this 4th day of November, 1999.

                                                 TENNECO INC. (to be renamed
                                                 TENNECO AUTOMOTIVE INC.)



                                                 /s/ Richard P. Schneider
                                                 -------------------------------

                                                 By:   Richard P.  Schneider

                                                 Its:  SVP-Global Administration




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                                   Appendix A

Participants

Mark P. Frissora
Richard P. Schneider
Mark A. McCollum
Timothy R. Donovan
Timothy E. Jackson



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